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                                                                  EXHIBIT (A)(5)

                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       ASSOCIATED MATERIALS INCORPORATED

                                       AT

                      $50.00 NET PER SHARE OF COMMON STOCK

                                       BY

                            SIMON ACQUISITION CORP.
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                       ASSOCIATED MATERIALS HOLDINGS INC.
                 (FORMERLY KNOWN AS HARVEST/AMI HOLDINGS INC.)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, APRIL 18, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                  March 22, 2002

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

We have been appointed by Simon Acquisition Corp. (the "Purchaser"), a Delaware corporation, and a direct wholly owned subsidiary of Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) ("Parent"), a Delaware corporation, to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of common stock (the "Common Stock"), par value $0.0025 per share, of Associated Materials Incorporated (the "Company"), a Delaware corporation, at a price of $50.00 per share of Common Stock, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Common Stock in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.  The Offer to Purchase, dated March 22, 2002.

          2. The Letter of Transmittal to tender shares of Common Stock for your use and for the information of your clients. Photocopies of the Letter of Transmittal may be used to tender shares of Common Stock.

          3. A letter to stockholders of the Company from William W. Winspear, Chairman, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.
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          4.  The Notice of Guaranteed Delivery for shares of Common Stock to be used to accept the Offer if the procedures for tendering shares of Common Stock set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

          5. A printed form of a letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 18, 2002, UNLESS THE OFFER IS EXTENDED.

Please note the following:

          1. The offer price is $50.00 per share of Common Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

          2. The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock par value $0.0025 per share, of the Company (together with any shares of Common Stock owned by Parent, the Purchaser or any of their respective subsidiaries at the purchase date) which constitutes at least a majority of the shares of Common Stock issued and outstanding on a fully diluted basis, excluding treasury shares, but including the shares of Common Stock that the Company is required to issue pursuant to its option plan or otherwise, whether or not vested or then exercisable, at the purchase date, (2) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prior to the expiration of the Offer, as described in Section 15 -- "Certain Legal Matters; Regulatory Approvals" of the Offer to Purchase and (3) the receipt by the Purchaser of debt financing, as described in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 16, 2002, by and among Parent, the Purchaser and the Company. The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14 -- "Conditions of the Offer" of the Offer to Purchase.

          3. The Offer is being made for all of the issued and outstanding shares of Common Stock.

          4. Tendering holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to The Bank of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares of Common Stock by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See the section entitled "Important Tax Information" in the Letter of Transmittal.

          5. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, April 18, 2002, unless the Offer is extended.

          6. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Merger Agreement (as defined in the Offer to Purchase), the Offer and the merger of the Purchaser with and into the Company (the "Merger") are fair to, and in the best interests of, the Company and the Holders and declared that the Offer and the Merger are advisable, (ii) approved the Offer, the Merger and the Merger Agreement,
     (iii) approved the Tender Agreement (as defined in the Offer to Purchase) for purposes of Delaware law, and (iv) recommended that the Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and adopt the Merger Agreement.

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          7.  Notwithstanding any other provision of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such shares of Common Stock (the "Certificates") or, if such shares of Common Stock are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at The Depository Trust Company,
     (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to shares of Common Stock are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES OF COMMON STOCK TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message) and all other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the expiration of the Offer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any Holder who desires to tender shares of Common Stock and whose Certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3 -- "Procedures for Tendering Shares of Common Stock" of the Offer to Purchase.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer (other than the Dealer Manager, Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased shares of Common Stock to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to UBS Warburg, the Dealer Manager for the Offer, at 299 Park Avenue, New York, NY 10171, telephone number (203) 713-8035, or to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 754-8000.

Requests for copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          UBS WARBURG LLC
                                          677 Washington Boulevard
                                          Stamford, CT 06301
                                          (203) 713-8035
                                          (203) 713-1575
                                          Attn: Ralph Cimmino or David Knutson

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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